Exhibit 1.3

Consolidated Financial Statements
for the Year Ended December 31, 2009

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Pan American Silver Corp.

We have audited the accompanying consolidated balance sheets of Pan American Silver Corp. and subsidiaries (the Company) as at December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Pan American Silver Corp. and subsidiaries as at December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 22, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Independent Registered Chartered Accountants
Vancouver, Canada
March 22, 2010

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of the Public Company Accounting Oversight Board  (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the change described in Note 2(c) to the consolidated financial statements.  Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Board of Directors and Shareholders, dated March 22, 2010, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.

Independent Registered Chartered Accountants
Vancouver, Canada
March 22, 2010

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Pan American Silver Corp.

We have audited the internal control over financial reporting of Pan American Silver Corp. and subsidiaries (the “Company”) as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

As described in Management’s Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Aquiline Resources Inc., which was acquired on December 7, 2009. Aquiline Resources Inc. constitute 40% and 44% of net and total assets, respectively, 0% of revenues, and 0% of net income of the consolidated financial statement amounts as of and for the year ended December 31, 2009. Accordingly, our audit did not include the internal control over financial reporting at Aquiline Resources Inc.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as at and for the year ended December 31, 2009 of the Company and our report dated March 22, 2010 expressed an unqualified opinion on those financial statements and included a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles.

Independent Registered Chartered Accountants
Vancouver, Canada
March 22, 2010

Pan American Silver Corp.
Consolidated Balance Sheets
As at December 31, 2009
(In thousands of U.S. dollars)

	2009	2008
Assets
Current
Cash	$100,474	$26,789
Short-term investments (Note 6)	92,623	3,350
Accounts receivable (Note 5)	66,059	37,587
Income taxes receivable	12,132	13,480
Inventories (Note 7)	93,446	72,650
Unrealized gain on commodity contracts	160	10,829
Future income taxes (Note 18)	4,993	5,602
Prepaid expenses and other current assets	2,568	4,076
Total Current Assets	372,455	174,363

Mineral property, plant and equipment, net (Note 8)	1,457,724	697,061
Other assets (Note 9)	18,430	1,959
Total Assets	$1,848,609	$873,383

Liabilities
Current
Accounts payable and accrued liabilities (Note 10)	$96,159	$58,287
Income taxes payable	4,021	6,727
Unrealized loss on foreign currency contracts	-	14,267
Total Current Liabilities	100,180	79,281

Provision for asset retirement obligation and reclamation (Note 11)	62,775	57,323
Future income taxes (Note 18)	305,820	45,392
Convertible debenture (Note 3)	20,788	-
Total Liabilities	489,563	181,996

Non-controlling Interests	15,256	5,746

Shareholders’ Equity (Note 13)
Share capital (authorized: 200,000,000 common shares of no par value)	1,206,647	655,517
Contributed surplus	47,293	4,122

Accumulated other comprehensive income (loss) (Note 12)	1,618	(232)
Retained earnings	88,232	26,234
Retained earnings and accumulated other comprehensive income	89,850	26,002
Total Shareholders’ Equity	1,343,790	685,641
Total Liabilities, Non-Controlling Interests and Shareholders’ Equity	$1,848,609	$873,383

Commitments and Contingencies (Note 17)
Subsequent Events (Note 21)

APPROVED BY THE BOARD

“signed”	Ross J. Beaty, Director	“signed”	Geoff A. Burns, Director
See accompanying notes to consolidated financial statements

Pan American Silver Corp.
Consolidated Statements of Operations
For the years ended December 31, 2009, 2008 and 2007
(in thousands of US Dollars, except for per share amounts)

	2009	2008	2007
Sales	$454,812	$338,600	$301,064
Cost of sales	245,637	199,032	167,797
Depreciation and amortization	83,169	46,349	28,992
Mine operating earnings	126,006	93,219	104,275

General and administrative	12,769	10,435	9,522
Exploration and project development	9,934	5,494	3,362
Accretion of asset retirement obligation	2,998	2,687	2,860
Doubtful accounts provision (Note 5)	4,375	-	-
Write-down of mining assets (Note 8)	-	15,117	-
Operating earnings	95,930	59,486	88,531
Interest and financing expenses	(4,292)	(951)	(660)
Investment and other (expenses) income, net	(1,467)	(1,970)	5,001
Foreign exchange (losses) gains	(1,018)	(6,147)	928
Net gains (losses) on commodity and foreign currency contracts	1,918	(1,619)	5,345
Net (losses) gains on sale of assets	(220)	998	12,425
Income before taxes and non-controlling interest	90,851	49,797	111,570
Non-controlling interests	(1,097)	(765)	(3,105)
Income tax provision (Note 18)	(27,756)	(24,430)	(19,605)
Net income for the year	$61,998	$24,602	$88,860

Earnings per share (Note 14)

Basic income per share	$0.71	$0.31	$1.16
Diluted income per share	$0.71	$0.30	$1.12

Weighted average shares outstanding (in thousands):
Basic	87,578	80,236	76,453
Diluted	87,751	80,773	79,174

Consolidated Statements of Comprehensive Income
For the years ended December 31, 2009, 2008 and 2007
(in thousands of US dollars)

	2009	2008	2007
Net income	$61,998	$24,602	$88,860
Other comprehensive income
Unrealized gains (losses) on available for sale securities	17,079	9,913	(8,803)
Unrealized gain reversed upon disposal of shares in acquisition of mineral interests	(8,710)	-	-
Reclassification adjustment for gains included in income	(6,519)	(1,495)	-
Comprehensive income	$63,848	$33,020	$80,057

See accompanying notes to the consolidated financial statements.

Pan American Silver Corp.
Consolidated Statements of Shareholders’ Equity
For the years ended December 31, 2009, 2008, and 2007
(in thousands of US dollars, except for numbers of shares)

	Common Shares
	Shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings/ (Deficit)	Total
Balance, December 31, 2006	76,195,426	$584,769	$14,485	$-	$(87,228)	$512,026
Issued on the exercise of stock options	403,297	6,332	(1,502)	-	-	4,830
Issued on the exercise of share purchase warrants	30,105	406	(70)	-	-	336
Issued as compensation	33,823	895	-	-	-	895
Stock-based compensation on options granted	-	-	1,320	-	-	1,320
Cumulative impact of accounting changes relating to short term investments	-	-	-	153	-	153
Other comprehensive loss	-	-	-	(8,803)	-	(8,803)
Net income	-	-	-	-	88,860	88,860
Balance, December 31, 2007	76,662,651	$592,402	$14,233	$(8,650)	$1,632	$599,617
Issued on the exercise of stock options	129,371	3,310	(651)	-	-	2,659
Issued on the exercise of share purchase warrants	3,969,016	58,928	(10,744)	-	-	48,184
Issued as compensation	25,069	877	-	-	-	877
Stock-based compensation on options granted	-	-	1,284	-	-	1,284
Other comprehensive income	-	-	-	8,418	-	8,418
Net income	-	-	-	-	24,602	24,602
Balance, December 31, 2008	80,786,107	$655,517	$4,122	$(232)	$26,234	$685,641
Issued on the exercise of stock options	32,000	515	(139)	-	-	376
Issued on public offering	6,371,000	97,941	-	-	-	97,941
Issued as compensation	44,626	624	-	-	-	624
Issued to acquire mineral interests	17,891,447	452,111	41,971	-	-	494,082
Stock-based compensation on options granted	-	-	1,339	-	-	1,339
Shares cancelled	(8,060)	(61)	-	-	-	(61)
Other comprehensive income	-	-	-	1,850	-	1,850
Net income	-	-	-	-	61,998	61,998
Balance, December 31, 2009	105,117,120	$1,206,647	$47,293	$1,618	$88,232	$1,343,790

See accompanying notes to consolidated financial statements

Pan American Silver Corp.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	2009	2008	2007
Operating activities
Net income for the year	$61,998	$24,602	$88,860
Reclamation expenditures	(992)	(167)	(767)
Items not affecting cash:
Depreciation and amortization	83,169	46,349	28,992
Write-down of mining assets	-	15,117	-
Accretion of asset retirement obligation	2,998	2,687	2,860
Net losses (gains) on sale of assets	220	(998)	(12,425)
Future income taxes	2,113	3,210	(1,448)
Unrealized losses (gains) on foreign exchange	1,478	(2,769)	-
Non-controlling interests	1,097	765	3,105
Present value charge on long term receivable (Note 9)	2,770	-	-
Doubtful accounts provision (Note 5)	4,375	-	-
Gain on disposal of securities in acquisition of subsidiary (Note 3)	(6,353)	-	-
Net change in unrealized (gains) losses on commodity and foreign currency contracts	(3,597)	8,913	(5,290)
Stock-based compensation	2,382	2,223	2,052
Changes in non-cash operating working capital (Note 15)	(35,690)	(6,947)	(38,578)
Cash generated by operating activities	115,968	92,985	67,361

Investing activities
Mining property, plant and equipment expenditures (net of related accruals)	(52,751)	(243,800)	(117,170)
Acquisition of net assets of subsidiary, (net of $4.3 million cash acquired) (Note 3)	942	-	(6,245)
Net (purchase of) proceeds from sale of short-term investments	(80,136)	62,779	24,931
Proceeds from sale of assets	208	12,199	10,267
Other assets expenditures (Note 9)	(14,605)	-	(11,272)
Cash used in investing activities	(146,342)	(168,822)	(99,489)

Financing activities
Proceeds from issuance of common shares	103,909	50,843	5,164
Share issue costs	(5,592)	-	-
Dividends paid by subsidiaries to non controlling-interests	-	(2,626)	(2,347)
Non-controlling interests contributions received / receipts of debt	5,742	2,494	879
Cash generated by financing activities	104,059	50,711	3,696

Increase (decrease) in cash during the period	73,685	(25,126)	(28,432)
Cash, beginning of period	26,789	51,915	80,347
Cash, end of period	$100,474	$26,789	$51,915

Supplemental Cash Flow Information
Interest paid	$-	$-	$-
Taxes paid	21,655	27,577	44,376
Significant Non-Cash Items
Debenture and equity issued to acquire mineral interest (Note 3)	$514,870	$-	$-
Stock compensation issued to employees and directors	$1,963	$2,161	$2,215

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

1.	Nature of Operations

Pan American Silver Corp. and its subsidiary companies (collectively, the “Company”, or “Pan American”) are engaged in silver mining and related activities, including exploration, extraction, processing, refining and reclamation.  The Company’s primary product (silver) is produced in Peru, Mexico, Argentina and Bolivia.  The Company has current project development activities in Peru, Mexico and Argentina, and exploration activities throughout South America and Mexico.

2.	Summary of Significant Accounting Policies

a.	Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries.  The United States dollar is the principal currency of measure in all the Company’s operations.  The Company prepares and files its consolidated financial statements in accordance with Canadian generally accepted accounting principles (GAAP).  Significant differences from United States generally accepted accounting principles are discussed in Note 20.

b.	Principles of Consolidation

The consolidated financial statements include the wholly-owned and partially-owned subsidiaries of the Company, the most significant of which are presented in the following table:

Subsidiary	Location	Ownership interest	Status	Operations and Development Projects Owned
Pan American Silver S.A. Mina Quiruvilca	Peru	100%	Consolidated	Huaron Mine/Quiruvilca Mine
Compañía Minera Argentum S.A.	Peru	92%	Consolidated	Morococha Mine
Minera Corner Bay S.A.	Mexico	100%	Consolidated	Alamo Dorado Mine
Plata Panamericana S.A. de C.V.	Mexico	100%	Consolidated	La Colorada Mine
Compañía Minera Triton S.A.	Argentina	100%	Consolidated	Manantial Espejo Mine
Pan American Silver (Bolivia) S.A.	Bolivia	95%	Consolidated	San Vicente Mine
Minera Argenta S.A.(1)	Argentina	93%	Consolidated	Navidad Project

(1)   Subsequent to year end, the Company acquired the remaining 7%, as discussed in Note 21.

Inter-company balances and transactions have been eliminated on consolidation.

c.	Significant Changes in Accounting Policy

On January 1, 2009, the Company adopted one new Section of the Canadian Institute of Chartered Accountants’ (“CICA”) Handbook and continues to evaluate the adoption of three other new Handbook Sections: Section 3064, “Goodwill and Intangible Assets” was adopted; Section 1582, “Business Combinations”, Section 1601, “Consolidated  Financial Statements”, and Section 1602, “Non-controlling Interests” continue to be evaluated.  In addition, two new Emerging Issues Committee (“EIC”) Abstracts, EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities and EIC 174, Mining Exploration Costs, were adopted in the first quarter.

Goodwill and Intangible Assets: The CICA issued a new accounting standard, Section 3064, “Goodwill and Intangible Assets”, which clarifies that costs can be deferred only when they relate to an item that meets the definition of an asset and, as a result, start-up costs must be expensed as incurred. The Company adopted this standard beginning January 1, 2009 and a retrospective review of the impact was deemed immaterial and thus the Company’s consolidated financial position or results of operations of prior periods were not restated.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities: In January, 2009, the EIC of the Canadian Accounting Standards Board (“AcSB”) issued EIC Abstract 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities, which establishes that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. This EIC should be applied retrospectively without restatement of prior years to all financial assets and financial liabilities measured at fair value in interim and annual financial statements for periods ending on or after January 20, 2009. This EIC, which was effective for the Company on January 1, 2009, had no impact on the Company’s financial position or results of operations because the aforementioned credit risks had been incorporated into the Company’s valuation methodology before the EIC was issued.

Mining Exploration Costs: In March, 2009, the EIC also issued EIC Abstract 174, Mining Exploration Costs, which provides additional guidance for treatment of exploration costs and timing of impairment tests on those exploration costs that have been capitalized. This EIC should be applied to financial statements issued after March 27, 2009 on a prospective basis without restatement of prior years’ financial statements. This EIC had no impact on the Company’s financial position or results of operations because the aforementioned guidelines are in line with the Company’s accounting policy for mineral exploration costs as well as asset impairment testing.

Business Combinations: In December 2008, the CICA issued Section 1582, “Business Combinations”, Section 1601, “Consolidated Financial Statements”, and Section 1602, “Non-controlling Interests”. These new standards are harmonized with International Financial Reporting Standards (IFRS). Section 1582 specifies a number of changes, including: an expanded definition of a business, a requirement to measure all business acquisitions at fair value, a requirement to measure non-controlling interests at fair value, and a requirement to recognize acquisition-related costs as expenses. Section 1601 establishes the standards for preparing consolidated financial statements. Section 1602 specifies that non-controlling interests be treated as a separate component of equity, not as a liability or other item outside of equity. The new standards will become effective in 2011 but early adoption is permitted.  The Company did not adopt these new standards but continues to evaluate the attributes of early adoption of these standards and their potential effects.

Financial Instruments: Additionally, in 2009 the Accounting Standards Board (“AcSB”) also amended the Handbook Section 3862, “Financial Instruments – Disclosures”, to require enhanced disclosures about the relative reliability of the data, or “inputs”, that an entity uses in measuring the fair values of its financial instruments. The new requirements are effective for annual financial statements for fiscal years ending after September 30, 2009, and accordingly, such disclosure has been adopted by the Company in Note 5 to these financial statements.

Multiple Deliverable Revenue Arrangements: Lastly, in December, 2009, the EIC issued EIC Abstract 175, “Multiple Deliverable Revenue Arrangements”.  This EIC addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how such a multiple deliverable revenue arrangement consideration should be measured and allocated to the separate units of accounting.  This EIC should be applied prospectively and should be applied to revenue arrangements with multiple deliverables entered into or materially modified in the first annual fiscal period beginning on or after January 1, 2011.  Early adoption is permitted.  The Company did not early adopt this EIC and upon adoption does not expect it to have a material impact on the Company’s financial position or results of operations.

d.	Use of Estimates

The preparation of financial statements in accordance with Canadian GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  The most significant estimates are: quantities of proven and probable silver reserves; the value of mineralized material beyond proven and probable reserves; future costs and expenses to produce proven and probable reserves; future commodity prices and foreign currency exchange rates; the future cost of asset retirement obligations; amounts of contingencies; and the fair value of acquired assets and liabilities including pre-acquisition contingencies.  Significant items that require estimates as the basis for determining the stated amounts include inventories, trade accounts receivable, mineral property plant and equipment, investments in non-producing properties, revenue recognition, stock based compensation, unrealized gains and losses on commodity and foreign currency contracts, fair value of assets and liabilities acquired in a business combination, and income taxes.

e.	Revenue Recognition

Revenue is recognized upon delivery when title and risk of ownership of metals or metal bearing concentrate passes to the buyer and when collection is reasonably assured. The passing of title to the customer is based on the terms of the sales contract, which is persuasive evidence that an arrangement exists.  Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets.

Under the Company’s concentrate sales contracts with third-party smelters, final commodity prices are set on a specified quotational period, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. Revenues are recorded under these contracts at the time title passes to the buyer based on the expected settlement period. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for a specified future period, and generally occurs from three to six months after shipment. Variations between the price recorded at the shipment date and the actual final price set under the smelting contracts are caused by changes in metal prices.  Adjustments to revenue for metal prices are recorded monthly and other adjustments are recorded in final settlement.  Royalties and refining and treatment charges are netted against revenue for sales of metal concentrate.

f.	Financial Instruments

The Company applies as prescribed Section 3855, “Financial Instruments – Recognition and Measurement”.  CICA Standard 3855 establishes standards for recognizing and measuring financial assets, financial liabilities, and non-financial derivatives.  Under CICA 3855, all financial assets must be classified as either held-for-trading, available-for-sale, held-to-maturity investments or loans and receivables.  All financial liabilities must be classified as held-for-trading or other financial liabilities.  All financial instruments, including derivatives, are included on the Consolidated Balance Sheets and are initially measured at fair value, except for held-to-maturity investments, loans and receivables, and other financial liabilities, which are measured at amortized cost.  Subsequent measurements and recognition of changes in fair value depend on the instrument’s initial classification.  Held-for-trading financial instruments are measured at fair value, and all gains and losses are included in net income (loss) in the period in which they arise.  Available- for-sale financial instruments are measured at fair value, determined by published market prices in an active market, except for investments in equity instruments that do not have quoted market prices in an active market which are measured at cost.  Changes in fair value are recorded in other comprehensive income (loss) until the assets are removed from the balance sheet.  Investments classified as available-for-sale are written down to fair value through income whenever it is necessary to reflect other-than-temporary impairment.  Realized gains and losses on the disposal of available-for-sale securities are recognized in investment and other income.  Also, transaction costs related to all financial assets and liabilities are recorded in the acquisition or issue cost, unless the financial instrument is classified as held-for-trading, in which case the transaction costs are recognized immediately in net income (loss).

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

CICA Section 3855 also requires financial and non-financial derivative instruments to be measured at fair value and recorded as either assets or liabilities.  Certain derivatives embedded in non-derivative contracts must also be measured at fair value.  Any changes in the fair value of recognized derivatives are included in net income (loss) for the period in which they arise, unless specific hedge accounting criteria are met, as defined in CICA Section 3865.  The same accounting treatment applied to these non-financial derivative contracts prior to the adoption of CICA Section 3855.  Fair values for the Company’s recognized commodity-based derivatives are based on the forward prices of the associated market index.

The Company has made the following classifications:

-
Short-term and other investments including debt and equity securities are classified as “Available for sale securities”.  Changes in the market value of the securities are recorded as other comprehensive income.

-
Accounts receivable and long term receivables are classified as “Loans and Receivables”.  They are recorded upon their initial measurement at fair value, which is equal to their cost.  At December 31, 2009, the recorded amount approximates fair value.

-
Accounts payable and accrued liabilities are classified as “Other financial liabilities”.  They are initially measured at their fair value.  At December 31, 2009, the recorded amount approximates fair value.

-
Transaction costs directly attributable to the acquisition or issue of a financial asset or financial liability are included in the carrying amount of the financial asset or financial liability, and are amortized to income using the effective interest method.

g.	Derivatives and Trading Activities

The Company employs metals and currency contracts, including forward contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates.  For metals production, these contracts are intended to reduce the risk of falling prices on the Company’s future sales.  Foreign currency derivative financial instruments, such as forward contracts are used to manage the effects of exchange rate changes on foreign currency cost exposures.  Changes in the fair value of derivative instruments are reported in income or accumulated other comprehensive income (“AOCI”), depending on the use of the derivative and whether it qualifies for hedge accounting treatment under the provisions of CICA 3865, “Hedges”.  Unrealized gains and losses on derivative instruments qualifying as cash flow hedges are recorded in AOCI to the extent the hedges are effective, until the underlying transactions are recognized in the Consolidated Statement of Operations.  To the extent effective, unrealized gains and losses on the derivative and non-derivative instruments used as hedges of the Company’s net investment in foreign operations are recorded in AOCI.  The ineffective portions of cash flow hedges and hedges of net investment in foreign operations, if any, are recognized in income immediately.  At December 31, 2009 the Company had no derivative positions or net investments in foreign operations to which it was applying hedge accounting.  All derivative instruments are recorded on the balance sheet at fair value.

Unrealized gains and losses on derivative instruments designated as fair value hedging instruments, as well as offsetting unrealized gains and losses on the hedged items, are recognized in the Consolidated Statement of Operations in the same accounting period.  Unrealized gains and losses on derivative instruments that do not qualify or are not designated as hedges are marked to market at the end of each accounting period with the results included in gain or loss on commodity and foreign currency contracts in the Consolidated Statement of Operations.

Derivatives may be embedded in other financial instruments (host instruments). Embedded derivatives are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not classified as held for trading. These embedded

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

derivatives are measured at fair value on the balance sheet with subsequent changes in fair value recognized in income. The Company selected January 1, 2003 as its transition date for embedded derivatives. The Company has not identified any embedded derivatives that are required to be accounted for separately from the host contract.

h.	Cash

Cash includes cash in banks, held primarily in U.S. dollars (“USD”) and considered “held-for-trading” and therefore is stated at fair value.

i.	Short-term Investments

Short-term investments are classified as “available for sale”, and consist of highly-liquid debt securities with original maturities in excess of three months and equity securities.  The debt securities include corporate bonds with Standard & Poor’s rating of A- to AAA with an overall average of single A high.  These debt and equity securities are initially recorded at fair value, which upon their initial measurement is equal to their cost.  Subsequent measurements and changes in the market value of these debt and equity securities are recorded as changes in other comprehensive income.  Investments are assessed quarterly for potential impairment.

j.	Inventories

Inventories include concentrate ore, doré, ore in stockpiles, processed silver, and operating materials and supplies. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore are sampled for metal content and are valued based on the lower of actual production costs incurred or estimated net realizable value based upon the period ending prices of contained metal. Material that does not contain a minimum quantity of metal to cover estimated processing expense to recover the contained metal is not classified as inventory and is assigned no value. All metal inventories are stated at the lower of cost or net realizable value, with cost being determined using the weighted average cost method. Supplies inventories are valued at the lower of average cost and net realizable value, net of obsolescence. Concentrate and doré inventory includes product at the mine site, the port warehouse and product held by refineries, and are also valued at lower of cost or net realizable value.  At times, the Company has a limited amount of finished silver at a minting operation where coins depicting Pan American’s emblem are stamped.

k.	Mineral Property, Plant, and Equipment

Expenditures for new facilities, new assets or expenditures that extend the useful lives of existing facilities are capitalized. Maintenance, repairs and renewals are charged to operations.  Any gains or losses on disposition of property, plant and equipment are reflected in the statement of operations.  Mineral property costs are depreciated using the units-of-production method based upon estimated total proven and probable reserves and a portion of resources. Depreciation of plant and equipment is calculated on a straight-line method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such assets or the useful life of the individual assets ranging from three to twenty years and the life of the mineral property to which it relates.

l.	Operational Mining Properties and Mine Development

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs incurred to develop such property including costs to further delineate the ore body and remove overburden to initially expose the ore body prior to the start of mining operations, are capitalized. Such costs are amortized using the units-of-production method over the estimated life of the ore body based on proven and probable reserves.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Costs associated with commissioning activities on constructed plants are deferred from the date of mechanical completion of the facilities until the date the Company is ready to commence commercial service. Any revenues earned during this period are recorded as a reduction in deferred commissioning costs. These costs are amortized using the units-of-production method over the life of the mine, commencing on the date of commercial service.

Significant payments related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights the Company makes a preliminary evaluation to determine that the property has significant potential to develop an economic ore body. The time between initial acquisition and full evaluation of a property’s potential is dependent on many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable ore body is discovered, such costs are amortized when production begins. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. In countries where we have paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been deferred with mineral property costs relating to the property or expensed if it relates to mineral exploration. If we ultimately make recoveries of the VAT, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.

Gains or losses from sales or retirements of assets are included in gain or loss on sale of assets. Ongoing mining expenditures on producing properties are charged against earnings as incurred. Major development expenditures incurred to increase production or extend the life of the mine are capitalized.

m.	Asset Impairment

Management reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis are less than the carrying amount of the assets, including mineral property, plant and equipment and non-producing property. An impairment loss is measured and recorded based on discounted estimated future cash flows or the application of an expected present value technique to estimate fair value in the absence of a market price. Future cash flows include recoverable proven and probable reserves and a portion of recoverable resources, silver, zinc, copper, lead and gold prices (considering current and historical prices, price trends and related factors), production levels, capital and reclamation costs, all based on detailed engineering life-of-mine plans. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between significant assumptions and market conditions and/or the Company’s performance could have a material effect on any impairment provision, and on the Company’s financial position and results of operations. In estimating future cash flows, assets are grouped at the lowest levels for which there are identifiable cash flows that are largely independent of cash flows from other groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flow.

n.	Reclamation and Remediation Costs

Estimated future reclamation and remediation costs are based principally on legal and regulatory requirements.

The asset retirement obligation is measured using assumptions for cash outflows such as expected labor costs, allocated overhead and equipment charges, contractor markup, and inflation adjustments to determine the total obligation.  The sum of all these costs is discounted, using the credit adjusted risk-free interest rate from the time the Company expects to pay the retirement obligation to the time the Company incurs the obligation.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Upon initial recognition of a liability for an asset retirement obligation, the Company capitalizes the asset retirement cost to the related long-lived asset. The Company amortizes this amount to operating expense using the units-of-production method. The Company evaluates the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upward revisions in the amount of undiscounted cash flows will be discounted using the current credit-adjusted risk-free rate. Downward revisions will be discounted using the credit-adjusted risk-free rate that existed when the original liability was recorded.

o.         Foreign Currency Translation

The Company’s functional currency and that of its subsidiaries is the U.S. dollar. Transaction amounts denominated in foreign currencies (currencies other than U.S. dollars) are translated into U.S. dollars at exchange rates prevailing at the transaction dates.  Carrying values of foreign currency monetary assets and liabilities are adjusted at each balance sheet date to reflect the U.S. exchange rate prevailing at that date.  Gains and losses arising from translation of foreign currency monetary assets and liabilities at each period end are included in earnings.

The accounts of subsidiaries, which are considered to be integrated operations, are translated into U.S. dollars using the temporal method.  Under this method, monetary assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the end of each period and non-monetary assets and liabilities are translated using historical exchange rates. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency transaction gains and losses are included in the determination of net income or loss.

p.         Stock-based Compensation Plans

The Company provides stock grants or options to buy common shares of the Company to directors, officers, employees and service providers.  The board of directors grants such options for periods of up to ten years, with vesting periods determined at their sole discretion and at prices equal to or greater than the weighted average market price of the five trading days prior to the date the options were granted.

The Company applies the fair-value method of accounting in accordance with the recommendations of CICA Handbook Section (3870), “Stock-based Compensation and Other Stock-based Payments”.  Stock-based compensation expense is calculated using the Black-Scholes option pricing model or by using the market price of the Company’s stock.

q.          Income Taxes

The Company computes income taxes in accordance with CICA Handbook Section (3465), “Income Taxes”, which requires an asset and liability approach. This results in the recognition of future tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities, as well as operating loss and tax credit carry-forwards, using substantively enacted tax rates in effect in the years in which the differences are expected to reverse. The Company records a valuation allowance against a portion of those future income tax assets except to the extent that management believes they will more likely than not be realized.  On business acquisitions, where differences between assigned values and tax bases of assets acquired (other than non-tax deductible goodwill) and liabilities assumed exist, the Company recognizes the future tax assets and liabilities for the tax effects of such differences.

r.          Earnings (loss) Per Share

Basic earnings (loss) per share calculations are based on the net income (loss) for the period divided by the weighted average number of common shares issued and outstanding during the period.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

The diluted earnings / (loss) per share calculations are based on the weighted average number of common shares outstanding during the period, plus the effects of dilutive common share equivalents. This method requires that the dilutive effect of outstanding options and warrants should be calculated using the treasury stock method.  This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the period, but only if dilutive.

For convertible securities that may be settled in cash or shares at the holder’s option the more dilutive of cash settlement and share settlement is used in computing diluted earnings/(loss) per share. For settlements in common shares, the if-converted method is used, which requires that returns on senior convertible equity instruments and income charges applicable to convertible financial liabilities be added back to net earnings/(loss), from the beginning of the period (or at the time of issuance, if later).

s.          Recently Released Canadian Accounting Standards

No recently released Canadian accounting standards have been issued that are not yet effective that would have a significant impact on the Company, other than the following.

The CICA has announced that Canadian GAAP for publicly accountable enterprise companies will be replaced with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) effective for fiscal years beginning on or after January 1, 2011. The Company will begin reporting the consolidated financial statements in accordance with IFRS on January 1, 2011, with comparative figures for 2010.

The adoption date of January 1, 2011 will require the restatement, for comparative purposes, of amounts reported by the Company for its year ending December 31, 2010, and restatement of the opening balance sheet as at January 1, 2010.

3.	Acquisitions of Mineral Interests

Aquiline Resource Inc. (Navidad Project, Chubut, Argentina)

During December 2009, Pan American completed the acquisition of a 93% interest in Aquiline Resources Inc. (“Aquiline”), a Canadian publicly traded company that controls the Navidad Project in Chubut, Argentina, a silver development project, as well as several other early stage development projects in Argentina and Peru. The acquisition was made on the basis of issuing 0.2495 of a Pan American common share, plus 0.1 of a Five Year Pan American Warrant (“Consideration Warrant”) for each Aquiline Share tendered. Each whole Consideration Warrant will entitle the holder to acquire one Pan American common share at a price of $35.00 per Pan American common share for a period of five years after the date on which Pan American first paid for Aquiline Shares tendered, December 7, 2009. The 93% interest acquired includes approximately 2% of issued and outstanding Aquiline shares that the Company held prior to the share offer being made.  The acquisition was completed in two significant steps.  On December 7, 2009 the Company completed the acquisition of 84.5% of the outstanding shares of Aquiline and extended the offer to December 22, 2009 at which time the Company had taken up 93% of the outstanding shares of Aquiline.  The acquisition of Aquiline was accounted for as an asset acquisition.

The purchase price of the transaction totaled $543.6 million, comprised of approximately 17.9 million Pan American common shares, 7.2 million Consideration Warrants, 0.5 million Replacement Warrants, 0.5 million Replacement Options, 1.7 million common shares and 1.5 million warrants of Aquiline, respectively, held by Pan American prior to the offer and considered disposed of into the transaction, a replacement convertible debenture as discussed below and transaction costs of $10.9 million.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Pan American exchanged and replaced all outstanding options, warrants and the convertible debenture at an exchange ratio of 0.2495 and at strike prices equivalent to the original strike prices divided by 0.2495.  The convertible debenture allowed the holder to convert the debenture into either 363,854 Pan American shares or a Silver Stream contract related to certain production from the Navidad project.

Pan American share values utilized for valuing the consideration of shares issued were closing prices on the actual dates of the Pan American shares being issued, with a range of prices used from $23.54 to $25.40.

Consideration warrants were valued using observable market pricing with a range of prices from $4.50 to $5.58 assigned to the consideration warrants issued on various dates.

Replacement warrants and options were valued using the Black-Scholes option pricing model.  Assumptions used were as follows:

Dividend yield	0%
Expected volatility	52% - 63%
Risk free interest rate	1.5%
Expected life	0 – 2 years

Warrants owned by Pan American prior to the offer and considered disposed into the transaction were valued using the Black-Scholes option pricing model.  Assumptions used were as follows:

Dividend yield	0%
Expected volatility	50%
Risk free interest rate	1.3%
Expected life	1.9 years

The Company concluded that the most appropriate guidance regarding treatment of the Replacement Convertible Debenture is provided under Canadian GAAP by making reference to the principles in EIC 70 – “Presentation of a Financial Instrument Labeled as a Share when a Future Event or Circumstance may affect the Issuer’s Obligations”.  In consideration of EIC-70 and the economic substance of the contract, it was concluded that a liability presentation is the most appropriate and best representation of the economics underlying the contract as of the date the Company assumed the obligation as part of the Aquiline acquisition.  Upon analysis of the relative fair values of the conversion options there was an extremely high probability that the holder of the option would convert to the Silver Stream (the fair value of the Silver Stream option was significantly higher than that of the equity option which was deeply “out-of-the-money”).  The Silver Stream option if exercised will unavoidably obligate the Company to sell a specified amount of output, if output is achieved, from a mining operation built on specific mining areas of the Navidad project.

The purchase price allocation was calculated as follows:

Fair value of Pan American shares issued	$452,111
Fair value of Pan American consideration warrants issued	32,839
Fair value of Pan American replacement warrants issued	8,106
Fair value of Pan American replacement options issued	1,027
Fair value of Aquiline units tendered into the transaction	17,771
Fair value of replacement debenture issued	20,788
Transaction costs	10,923
Purchase Consideration	$543,565

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

The purchase price allocation is as follows:
Net working capital acquired (including cash of $4.3 million)	(4,299)
Mineral property, plant and equipment	813,023
Asset retirement obligation	(1,235)
Future income tax liability	(256,211)
Non-controlling interest	(7,713)
$543,565

Subsequent to December 31, 2009 and as described in Note 21, the Company acquired the balance of outstanding shares of Aquiline through a Compulsory Acquisition, bringing the Company’s ownership interest to 100% as of January 22, 2010.

Joint Venture with Orko Silver Inc. (La Preciosa Project, Durango, Mexico)

On April 13, 2009, Pan American and Orko Silver Corp. (‘‘Orko’’) entered into an agreement (the ‘‘Joint Venture Letter Agreement’’), pursuant to which Pan American and Orko agreed to form a joint venture (the ‘‘Joint Venture’’) to develop the La Preciosa silver project located in the State of Durango, Mexico (the ‘‘La Preciosa Project’’). Under the terms of the Joint Venture Letter Agreement, in order to retain its 55% interest in the Joint Venture: (a) the Company must, in addition to contributing its mine development expertise, spend a minimum of $5 million in the first 12 months from the date of the Joint Venture Letter Agreement and conduct resource definition drilling, acquire necessary surface rights, obtain permits, and prepare a feasibility study over the following 24 month period; and (b) following a positive construction decision, the Company must contribute 100% of the funds necessary for practical completion of an operating mine.  In exchange for its 45% interest in the Joint Venture, Orko agreed to contribute its exploration expertise and the La Preciosa Project and related concessions.

The Company has assessed the operating company of the La Preciosa project to be a variable interest entity as contemplated under AcG-15 and as such it is consolidated in the financial statements of the Company.  Until such time as an economic analysis is completed and proven and probable reserves are established, costs incurred through the joint venture company will be expensed and no value has been attributed to the property contributed by the joint venture party. For the twelve months ended December 31, 2009, the exploration expense recognized arising from the Orko joint venture is $4.0 million.

4.	Management of Capital

The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing growth of its business and provide returns to its shareholders.  The Company’s capital structure consists of shareholders’ equity, comprising issued share capital plus contributed surplus plus retained earnings, less accumulated other comprehensive income (loss).  The Company has entered into a $70 million credit facility which has not been drawn.

The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2008.

5.	Financial Instruments

Overview

The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth and shareholder returns.  The principal financial risks to which the Company is exposed are metal price risk, credit risk, foreign exchange rate risk, and liquidity risk.  The

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.

Metal Price Risk

Metal price risk is the risk that changes in metal prices will affect the Company’s income or the value of its related financial instruments.

The Company derives its revenue from the sale of silver, zinc, lead, copper, and gold.  The Company’s sales are directly dependent on metal prices that have shown extreme volatility and are beyond the Company’s control.

Consistent with the Company’s mission to provide equity investors with exposure to changes in silver prices, Company policy is not to hedge the price of silver.

The Company mitigates the price risk associated with its base metal production by committing some of its forecasted base metal production from time to time under forward sales and option contracts.  The Board of Directors continually assesses the Company’s strategy towards its base metal exposure, depending on market conditions. At December 31, 2009, the Company had no contracts in place for sales of future production.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meets its contractual obligations, and arises principally from the Company’s trade receivables.  The carrying value of financial assets represents the maximum credit exposure.

The Company has long-term concentrate contracts to sell the zinc, lead and copper concentrates produced by the Quiruvilca, Huaron, Morococha, San Vicente and La Colorada mines.  Concentrate contracts are common business practice in the mining industry. At December 31, 2009 the Company had receivable balances associated with buyers of our concentrates of $54.0 million (2008 - $11.8 million).  The vast majority of our concentrate is sold to three well known concentrate buyers.

Silver doré production from La Colorada, Alamo Dorado and Manantial Espejo is refined under long term agreements with fixed refining terms at five separate refineries worldwide.  The Company generally retains the risk and title to the precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances.  At December 31, 2009 the Company had approximately $15.1 million (2008 - $6.0 million) of value contained in precious metal inventory at refineries.  The Company maintains insurance coverage against the loss of precious metals at our mine sites, in-transit to refineries and whilst at the refineries.

The Company maintains trading facilities with several banks and bullion dealers for the purposes of transacting the Company’s trading activities. None of these facilities are subject to margin arrangements.  The Company’s trading activities can expose us to the credit risk of our counterparties to the extent that our trading positions have a positive mark-to-market value.  However, the Company minimizes this risk by ensuring there is no excessive concentration of credit risk with any single counterparty, by active credit management, and monitoring.  The Company expects to receive settlements totaling $0.2 million during 2010, which are subject to the described credit risk of large financial institutions.

Refined silver and gold is sold in the spot market to various bullion traders and banks.  Credit risk may arise from these activities if we are not paid for metal at the time it is delivered, as required by spot sale contracts.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, trading counterparties and customers.  Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties.  In making allocation decisions, Management attempts to avoid unacceptable concentration of credit risk to any single counterparty.

As at December 31, 2009, Doe Run Peru (“DRP”), one of the buyers of concentrates from the Company’s Peruvian operations, owed to the Company approximately $8.8 million for deliveries of concentrates that occurred in early 2009. The Company established a doubtful  accounts receivable provision of $4.4 million of the amount receivable in Q2 2009 and, in addition, reclassified the remaining receivable balance of $4.4 million from current assets into long term assets on its consolidated balance sheet. This reclassification reflects the Company’s current expectation that the remaining receivable balance of $4.4 million owed by DRP may not be recovered within the next twelve months, and in recognition of that expectation, the Company recorded an additional charge of $0.6 million in Q2 2009 related to the negative present value impact of the expected delay in the recovery of the DRP receivable.  The Company believes that the circumstances surrounding DRP do not warrant any further changes to the accounting treatment established in Q2 and the Company remains optimistic that the La Oroya smelter will resume operations in the first half of 2010.  No interest income has been accrued.  Other than this receivable with DRP, at December 31, 2009 and December 31, 2008, the Company had no material past due trade receivables.  With the DRP receivable presented in long term other assets, the accounts receivable on the Consolidated Balance Sheets is presented with $ NIL provision for doubtful accounts (2008 - $ NIL).

The Company invests its cash with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations.

Foreign Exchange Rate Risk

The Company reports its financial statements in US dollars (“USD”); however, the Company operates in jurisdictions that utilize other currencies.  As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to local currencies.  Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.

In order to mitigate this exposure, from time to time the Company has purchased Peruvian New soles (“PEN”), Mexican pesos (“MXN”) and Canadian dollars (“CAD”) to match anticipated spending.  At December 31, 2009, the Company had no forward contracts to purchase foreign currencies.  A 10% increase or decrease in the exchange rate of the currencies in the countries that the Company operates relative to the USD would have the effect of a $15.6 million increase or decrease to operating costs on the Company’s 2009 statement of operations.  The Company’s net income is also affected by the revaluation of its monetary assets and monetary liabilities at each balance sheet date.  The Company has reviewed its monetary assets and monetary liabilities and estimates that a 10% change in the exchange rate of the foreign currencies in which its December 31, 2009 non-USD net monetary liabilities were denominated would result in a net income change of $28.8 million.  The most significant monetary item affected by such movements in foreign currencies is the future income tax liability arising from the Aquiline acquisition with a December 31, 2009 balance of $255.6 million.  This liability reflects the difference between the tax values and the accounting book values of the assets purchased.  As this balance is deemed to be denominated primarily in Argentine pesos, the Company will be required to adjust this liability for any movements in the exchange rate of that currency against the USD. At December 31, 2009 the Company was also holding $43.3 million in CAD in cash and short term investments.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due.  The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows.  The Company has in place a rigorous planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansion plans.  The Company strives to maintain sufficient liquidity to meet its short-term business requirements, taking into account its anticipated cash flows from operations, its holdings of cash, and its committed loan facilities.

The Company’s commitments have contractual maturities which are summarized below:

PAYMENTS DUE BY PERIOD
		Less than	1 – 3	4 – 5	After
	Total	1 year	years	years	5 years
Capital Lease Obligations	$669	$620	$49	-	-
Current Liabilities	97,446	97,446	-	-	-
Contribution Plan (1)	8,205	2,735	5,470	-	-
Total contractual obligations(2)	$106,320	$100,801	$5,519	-	-

(1)
In June 2008 the Company initiated a 4 year contractual retention plan for key officers and management, further discussed in Note 13. Contract commitments for the plan, payable in CAD, represent minimum payments expected to be paid out, presented above in USD at the year-end rate.

(2)	Amounts above do not include payments related to the Company’s anticipated asset retirement obligation (Note 11).

Fair Value of Financial Instruments

The carrying value of cash is at fair value, while accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity and terms of these financial instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

In 2009 the Accounting Standards Board (“AcSB”) amended the Handbook Section 3862, “Financial Instruments – Disclosures”, to require enhanced disclosures about the relative reliability of the data, or “inputs”, that an entity uses in measuring the fair values of its financial instruments.  This amendment substantially aligns Canadian GAAP with US GAAP and as such, the Company’s reporting for this amendment is in line with information previously presented in the reconciliation from Canadian GAAP to US GAAP.

The guidance requires that additional disclosure on determining fair value is provided when the volume and level of activity for the asset or liability have significantly decreased and identifying circumstances that indicate when a transaction is not orderly. Also, for investments in debt and equity securities the Company is required to: (i) clarify the interaction of the factors that should be considered when determining whether a debt security is other than temporarily impaired, (ii) provide guidance on the amount of an other-than-temporary impairment recognized for a debt security in earnings and other comprehensive income and (iii) expand the disclosures required for other-than-temporary impairments for debt and equity securities. See tables below for the required disclosure.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

This update provides clarification for circumstances in which: (i) a quoted price in an active market for the identical liability is not available, (ii) the liability has a restriction that prevents its transfer, and (iii) the identical liability is traded as an asset in an active market in which no adjustments to the quoted price of an asset are required. The updated guidance is effective for periods ending after September 30, 2009.

The updated guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below:

Level 1     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2     Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3      Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no observable market data).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by the guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2009
(in thousands of US dollars)	Total	Level 1	Level 2	Level 3
Assets:
Cash	$100,474	$100,474	$-	$-
Short-term investments	92,623	92,623	-	-
Investments	1,553	1,553	-	-
Unrealized gain on commodity and foreign currency contracts	160	-	160	-
Trade receivable from provisional concentrate sales, net	53,963	-	53,963	-
	$248,773	$194,650	$54,123	$-

The Company’s cash is classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash instruments that are valued based on quoted market prices in active markets are primarily money market securities and U.S. Treasury securities.

The Company’s short-term investments and other investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The fair value of the investment securities is calculated as the quoted market price of the investment equity security multiplied by the quantity of shares held by the Company.

The Company’s unrealized gains and losses on commodity and foreign currency contracts are valued using quoted market prices in active markets and as such are classified as Level 2 of the fair market value hierarchy.

The Company’s trade receivable arose from provisional concentrate sales and are valued using quoted market prices based on the forward London Metal Exchange (“LME”) (copper) (zinc) and (lead) and the London Bullion Market Association P.M. fix (“London P.M. fix”) (gold) (silver).

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

The total amount of unrealized gains on Available for Sale Securities for the period was included in Accumulated Other Comprehensive Income.  This is the result of changes in market values and foreign exchange rates from December 31, 2008 or the period since acquisition.

6.	Short term investments and other investments

	December 31, 2009			December 31, 2008
Available for Sale	Fair Value	Cost	Accumulated unrealized holding gains (losses)	Fair Value	Cost	Accumulated unrealized holding gains (losses)
Short term investments	$92,623	$92,153	470	$3,350	$3,892	$(542)
Investments (1)	1,553	405	1,148	715	405	310
	$94,176	$92,558	1,618	$4,065	$4,297	$(232)

(1)	Investments in certain equity securities are presented in other assets on the balance sheet (Note 9).

7.	Inventories

Inventories consist of:
	December 31, 2009	December 31, 2008
Concentrate inventory	$15,379	$13,033
Stockpile ore	21,892	21,301
Direct smelting ore	1,462	1,570
Doré and finished inventory	27,577	11,479
Materials and supplies	28,147	26,386
	94,457	73,769
Less: non-current direct smelting ore (Note 9)	(1,011)	(1,119)
	$93,446	$72,650

The amounts of inventory recognized as expenses during 2009, 2008 and 2007 are equivalent to the cost of sales for the respective periods.

8.	Mineral Property, Plant and Equipment

Acquisition costs of investment and non-producing properties together with costs directly related to mine development expenditures are capitalized.  Exploration expenditures on investment and non-producing properties are charged to operations in the period they are incurred.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Mineral property, plant and equipment consist of:

	December 31, 2009			December 31, 2008
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Huaron mine, Peru	$92,768	$(33,966)	$58,802	$85,930	$(30,377)	$55,553
Morococha mine, Peru	97,568	(25,140)	72,428	88,336	(18,335)	70,001
Alamo Dorado mine, Mexico	181,903	(68,320)	113,583	180,438	(44,404)	136,034
La Colorada mine, Mexico	53,951	(33,239)	20,712	50,984	(20,861)	30,123
Manantial Espejo mine, Argentina	311,357	(37,993)	273,364	6,914	(4,861)	2,053
San Vicente mine, Bolivia	105,445	(12,543)	92,902	8,037	(4,389)	3,648
Other	2,229	(1,222)	1,007	1,904	(1,032)	872
					,
TOTAL	$845,221	$(212,423)	$632,798	$422,543	$(124,259)	$298,284

Construction in progress:
Manantial Espejo, Argentina	$-	228,410
San Vicente, Bolivia	-	70,261
TOTAL	$-	$298,671

Non-producing properties:
Morococha, Peru	$19,012	$19,664
Manantial Espejo, Argentina	-	65,856
Aquiline Group (Navidad project)	804,308	-
San Vicente, Bolivia	-	12,976
Other	1,606	1,610
TOTAL Non-producing properties	$824,926	$100,106
TOTAL Mineral Property, Plant and Equipment	$1,457,724	$697,061

Major categories of depreciable and depletable assets consist of:

	2009	2008
Plant and equipment	$362,991	$163,438
Mineral properties and mine development	472,310	249,497
Capital lease (equipment)	9,920	9,608
	845,221	422,543
Less: Accumulated depletion and depreciation	(208,643)	(122,358)
Depreciation of capitalized lease equipment	(3,780)	(1,901)
	$632,798	$298,284

Write-Down of Mining Assets

Annually, or more frequently as circumstances require, the Company performs property evaluations to assess the recoverability of its mining properties.  Mine asset impairment analyses are performed on all of the Company’s properties and investments using a combination of historic and forecast prices as well as considering qualitative factors. The Company determined that there are no write-downs required in the carrying values of mining properties and investments in 2009.  In 2008, the Company recorded a write-down of carrying value of its Quiruvilca silver and zinc mine in Peru totaling $15.1 million, as a result of a sharp decline in zinc prices.  No write-downs were required in 2007.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

San Vicente, Bolivia

In 2007, Pan American completed the acquisition of an additional 40 percent interest in Pan American Silver Bolivia S. A., the operator of the San Vicente Mine, from Empresa Minera Unificada S.A. (EMUSA).  The transaction gave the Company an indirect 95 percent interest in San Vicente.  The purchase price was $9.0 million, plus acquisition costs, plus a 1.6% Net Smelter Royalty (“NSR”), and is payable only after Pan American has recovered its capital investment in the project and only when the average price of silver in a given financial quarter is $9.00 per ounce or greater.  The acquisition of the additional 40 percent interest was accounted for by the purchase method of accounting. Pan American decided in mid-2007 to invest in constructing its own 750 tonne-per-day processing facility and to increase the production rates.

During 2009 the Company completed construction of the mill and mine expansion at San Vicente.  Construction costs during the year ended December 31, 2009 amounted to $13.2 million. The total investment to expand San Vicente and build the new processing facility was approximately $72 million, excluding recoverable VAT taxes.

The Company included the value added tax (VAT) paid in Bolivia and related to the San Vicente expansion project as part of the mineral property balance. The amount at December 31, 2009 included in mineral property is approximately $9.0 million (2008 - $7.7 million).

Manantial Espejo, Argentina

The Company successfully put into production the Manantial Espejo mine during the first quarter of 2009 after substantial completion of the project occurred late in Q4 of 2008.

9.	Other Assets

Other assets consist of:

	2009	2008
Long-term refundable tax net (1)	$11,909	$-
Long-term receivable net (Note 5)	3,825	-
Reclamation bonds	132	125
Investments (Note 6)	1,553	715
Non-current direct smelting ore (Note 7)	1,011	1,119
	$18,430	$1,959

(1)
The Company reviewed the fair value of long-term refundable tax in Argentina and estimated a present value charge of $2.2 based on management’s estimate of a collection schedule as well as industry knowledge of peers’ collections.

10.	Accounts Payable and Accrued Liabilities

Account payable and accrued liabilities consist of:

	2009	2008
Trade accounts payable	$29,836	$21,619
Other accounts payable and trade related accruals	18,108	14,268
Acquisition costs payable (Note 3)	7,582	-
Payroll and related benefits	12,848	9,095
Severance accruals	4,781	3,901
Payment due for mineral property acquired (Note 3)	5,799	-
Capital leases	646	1,897
Advances on concentrate	5,668	1,570
Other	10,891	5,937
	$96,159	$58,287

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

11.	Provision for Asset Retirement Obligation and Reclamation

The total undiscounted amount of estimated cash flows required to settle the Company’s asset retirement obligations is $67.1 million (2008 - $63.7 million) which has been discounted using discount rates of between 5% and 19%.  Reclamation obligations at the Quiruvilca mine of $19.9 million are expected to be paid starting in two to five years while the remainder of the obligations is expected to be paid through 2025.  The reclamation obligations at La Colorada have been deferred to a period 5 to 10 years out (2008 - $5.5 million expected to be paid in 2 to 5 years), due to an extension in La Colorada’s mine life.  Revisions made to the reclamation obligations in 2009 were primarily a result of increased site disturbance and development at Manantial Espejo and from the ordinary course of operations at the Huaron and Alamo Dorado mines. Reclamation obligations will be funded from operating cash flows, reclamation deposits and cash on hand.

A summary of the Company’s provision for asset retirement obligation and reclamation is presented below:

	2009	2008	2007
Balance at January 1	$57,323	$50,370	$44,309
Reclamation expenditures	(992)	(167)	(767)
Accretion expense	2,998	2,687	2,860
Revisions in estimated cash flows	2,211	4,433	3,968
Reclamation obligations assumed on acquisitions	1,235	-	-
Balance at December 31, 2009	$62,775	$57,323	$50,370

12.	Accumulated Other Comprehensive Income (loss)

For the year ended December 31, 2007 – beginning balance	$(8,650)
Unrealized gains on available for sale securities	9,913
Reclassification adjustment for gains included in income	(1,495)
Balance at December 31, 2008	$(232)
Unrealized gains on available for sale securities	17,079
Unrealized gain reversed upon disposal of shares in acquisition of mineral interests	(8,710)
Reclassification adjustment for gains included in income	(6,519)
Balance at December 31, 2009	$1,618

Accumulated other comprehensive income / (loss) comprises unrealized gains and losses on short-term investments and other investments designated as “available for sale”.

13.	Share Capital and Stock Compensation Plan

The Company has a comprehensive stock compensation plan for its employees, directors and officers.  The plan provides for the issuance of common shares and stock options, as incentives.  The maximum number of Shares which may be issued pursuant to options granted or bonus Shares issued under the 2008 Plan may be equal to, but will not exceed 6,461,470 Shares.  The exercise price of each option shall be the weighted average trading price of the Company’s stock for the five days prior to the award date.  The options can be granted for a maximum term of 10 years with vesting provisions determined by the Company’s Board of Directors.  Any modifications to the stock Compensation Plan require shareholders’ approval.

The Board has developed long term incentive plan (“LTIP”) guidelines, which provides annual compensation to the senior managers of the Company based on the long term performance of both the Company and the individuals that participate in the plan.  The LTIP consists of an annual grant of options to senior management to buy shares of the Company and a grant of the Company’s common shares with

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

a two year no trading legend.  The options are five year options which vest in three installments, one third on the first anniversary of the grant date and one third on each of the second and third anniversary dates of the award.  Options and common shares granted under the LTIP plan are based on employee salary levels, individual performance and their future potential.  The Compensation Committee oversees the LTIP on behalf of the Board of Directors.  The LTIP plan guidelines can be modified or suspended, at the discretion of the Compensation Committee and the Board of Directors.

Transactions concerning stock options and share purchase warrants are summarized as follows in Canadian dollars (“CAD”):

	Incentive Stock Option Plan		Share Purchase Warrants		Total
	Shares	Price CAD$	Shares	Price CAD$	Shares
As at December 31, 2006	919,415	$13.69	4,040,213	$12.32	4,959,628

Granted	158,983	$28.41	-	$-	158,983
Exercised	(403,297)	$13.14	(30,105)	$12.00	(433,402)
Expired	(32,833)	$9.41		$-	(32,833)
Forfeited	(21,709)	$22.86	-	$-	(21,709)
As at December 31, 2007	620,559	$18.52	4,010,108	$12.33	4,630,667

Granted	147,057	$36.66	-	$-	147,057
Exercised	(129,371)	$20.73	(3,969,016)	$12.31	(4,098,387)
Expired	-	$-	(41,092)	$12.00	(41,092)
Forfeited	(23,605)	$31.82	-	$-	(23,605)
As at December 31, 2008	614,640	$21.88	-	$-	614,640

Granted	442,008	$17.73	-	$-	442,008
Issued on acquisition	517,709	$46.11	7,702,698	$33.56	8,220,407
Exercised	(32,000)	$14.85	-	$-	(32,000)
Expired	(37,000)	$24.87	-	$-	(37,000)
Forfeited	(36,231)	$20.67	-	$-	(36,231)
As at December 31, 2009	1,469,126	$29.66	7,702,698	$33.56	9,171,824

Long Term Incentive Plan

In March, 2009 the Company awarded 44,626 shares of common stock with a two year holding period and granted 442,008 options under this plan.  The Company used as its assumptions for calculating fair value a risk free interest rate of 1.2 per cent, weighted average volatility of 54 per cent, expected lives ranging from 1.5 to 3 years based on historical experience, and an exercise price of CAD $17.73 per share.  The weighted average fair value of each option was determined to be CAD $5.37.

During the year ended December 31, 2009, 32,000 common shares were issued for proceeds of $0.4 million in connection with the exercise of options under the plan.

Share Option Plan

The following table summarizes information concerning stock options outstanding and options exercisable as at December 31, 2009.  The underlying options agreements are specified in Canadian dollar amounts and includes 517,709 options issued as part of the acquisition of Aquiline Resources Inc. (Replacement Options as discussed in Note 3):

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at December 31, 2009	Weighted Average Remaining Contractual Life (months)	Weighted Average Exercise Price CAD$	Number Exercisable as at December 31, 2009	Weighted Average Exercise Price CAD$
$5.00	155,000	10.45	$5.00	155,000	$5.00
$17.73 - $ 22.04	537,726	41.34	$18.49	121,638	$21.11
$26.77 - $ 28.41	126,942	27.53	$28.30	81,038	$28.24
$33.00 - $ 36.66	162,936	32.74	$35.97	75,115	$35.17
$48.10	486,522	13.88	$48.10	486,522	$48.10
	1,469,126	26.84	$29.66	919,313	$34.45

For the year ended December 31, 2009, the total employee stock-based compensation expense recognized in the statement of operations was $2.4 million (2008 – $2.2 million, 2007 – $2.1 million).

Share Purchase Warrants

In the fourth quarter of 2009 as described in Note 3, the Company issued share purchase warrants (Consideration and Replacement Warrants) in connection with the acquisition of Aquiline Resources Inc.

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at December 31, 2009	Weighted Average Remaining Contractual Life (months)	Weighted Average Exercise Price CAD$	Number Exercisable as at December 31, 2009	Weighted Average Exercise Price CAD$
$10.02	480,287	21.70	$10.02	480,287	$10.02
$35.00	7,170,923	59.29	$35.00	7,170,923	$35.00
$52.10	51,488	0.26	$52.10	51,488	$52.10
	7,702,698	56.55	$33.56	7,702,698	$33.56

Key Employee Long Term Contribution Plan

An additional element of the Company’s compensation structure is a retention program known as the Key Employee Long Term Contribution Plan (the “Contribution Plan”).  The Contribution Plan was approved by the directors of the Company on June 2, 2008 in response to a heated labour market situation in the mining sector, and is intended to reward certain key employees of the Company over a fixed time period for remaining with the Company.

The Contribution Plan is a four year plan with a percentage of the retention bonus payable at the end of each year of the program.  The Contribution Plan design consists of three bonus levels that are commensurate with various levels of responsibility, and provides for a specified annual payment for four years starting in June 2009.  Each year, the annual contribution award will be paid in the form of either cash or shares of the Company.  The minimum aggregate value that will be paid in cash or issued in shares over the 4 year period of the Plan is CAD $11.5 million with CAD $8.6 million remaining to be paid as of December 31, 2009 as described in Note 5.  Currently, it is planned that any such payments will be made by way of cash.  No shares will be issued from the treasury pursuant to the Contribution Plan without the prior approval of the plan by the shareholders of the Company and any applicable securities regulatory authorities.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

14.	Earnings Per Share (Basic and Diluted)

For the year ended December 31,	2009			2008			2007
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income	$61,998			$24,602			$88,860

Basic EPS	61,998	87,578	$0.71	24,602	80,236	$0.31	88,860	76,453	$1.16
Effect of Dilutive Securities:
Stock Options	-	151		-	223		-	418
Warrants	-	22		-	314		-	2,303

Diluted EPS	$61,998	87,751	$0.71	$24,602	80,773	$0.30	$88,860	79,174	$1.12

Potentially dilutive securities excluded in the Diluted EPS calculation for the years ended December 31, 2009, 2008 or 2007 were out-of-money options and warrants (2009 – 7,998,811, 2008 – 391,453, 2007 – 202,559).

15.	Changes in Non-Cash Operating Working Capital Items

The following table summarizes the changes in operating working capital items:

	Year Ended December 31,
Changes in non-cash working capital items	2009	2008	2007
Accounts receivable and other current assets	$(26,772)	$9,047	$82
Inventories	(15,162)	(21,175)	(26,939)
Prepaid expenses	1,536	(700)	(270)
Accounts payable and other current liabilities	721	(2,240)	9,965
Income taxes payable	3,987	8,121	(21,416)
	$(35,690)	$(6,947)	$(38,578)

16.	Segmented Information

All of the Company’s operations are within the mining sector, conducted through operations in six countries.  Due to geographic and political diversity, the Company’s mining operations are decentralized whereby Mine General Managers are responsible for achieving specified business results within a framework of global policies and standards. Country corporate offices provide support infrastructure to the mines in addressing local and country issues including financial, human resources, and exploration support. The Company has a separate budgeting process and measures the results of operations and exploration activities independently.  The Corporate office provides support to the mining and exploration activities with respect to financial, human resources and technical support. Major products are Silver, Zinc, Lead and Copper produced from mines located in Mexico, Peru, Argentina and Bolivia.  Segments have been aggregated where operations in specific regions have similar products, production processes, type of customers and economic environment.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

	For twelve months ended December 31, 2009
	Peru				Mexico		Argentina	Bolivia	Other(1)
	Huaron	Morococha	Quiruvilca	Peru Office	Alamo Dorado	La Colorada	Manantial Espejo	San Vicente		Total
Sales to external customers	$62,101	$63,445	$36,911	$-	$98,178	$54,277	$103,244	$36,656	$-	$454,812
Depreciation and amortization	$(3,902)	$(6,783)	$(661)	$(129)	$(24,853)	$(11,509)	$(28,733)	$(6,456)	$(143)	$(83,169)
Exploration and project development	$-	$-	$-	$(496)	$(762)	$(1,223)	$(1,132)	$1	$(6,322)	$(9,934)
Accretion of asset retirement obligation	$(605)	$(240)	$(785)	$-	$(401)	$(370)	$(417)	$(180)	$-	$(2,998)
Interest and financing expenses	$(82)	$(76)	$(95)	$-	$-	$-	$-	$(5)	$(4,034)	$(4,292)
Gain (loss) on sale of assets	$(15)	$(16)	$-	$19	$(267)	$(18)	$-	$77	$-	$(220)
Investment and other (expenses) income	$(406)	$(522)	$(2,895)	$264	$(126)	$(35)	$(2,169)	$3	$4,419	$(1,467)
Foreign exchange (losses) gains	$(2,810)	$(4,050)	$4,505	$(16)	$(1,979)	$138	$693	$(56)	$2,557	$(1,018)
Gain (loss) on commodity and foreign currency contracts	$739	$1,129	$397	$-	$-	$-	$-	$-	$(347)	$1,918
Income (loss) before income taxes	$10,684	$6,027	$6,340	$404	$26,685	$11,346	$14,747	$15,241	$(1,720)	$89,754
Net income (loss) for the year	$7,819	$2,510	$3,818	$360	$16,514	$7,288	$11,131	$14,278	$(1,720)	$61,998
Capital expenditures	$6,970	$8,251	$-	$593	$1,266	$3,078	$13,461	$18,992	$140	$52,751
Segment assets	$66,436	$116,829	$45,588	$893	$157,081	$48,026	$337,170	$128,755	$947,831	$1,848,609
Long-lived assets	$58,802	$91,440	$-	$30	$113,583	$20,712	$273,364	$92,902	$806,891	$1,457,724

	For twelve months ended December 31, 2008
	Peru				Mexico		Argentina	Bolivia	Other
	Huaron	Morococha	Quiruvilca	Peru Office	Alamo Dorado	La Colorada	Manantial Espejo	San Vicente		Total
Sales to external customers	$67,795	$65,882	$34,126	$-	$105,137	$57,729	$(11)	$7,942	$-	$338,600
Depreciation and amortization	$(3,361)	$(4,749)	$(1,398)	$(138)	$(27,894)	$(7,205)	$-	$(1,510)	$(94)	$(46,349)
Exploration and project development	$-	$-	$-	$(440)	$(1,973)	$(1,847)	$(305)	$86	$(1,015)	$(5,494)
Accretion of asset retirement obligation	$(574)	$(361)	$(1,044)	$-	$(382)	$(326)	$-	$-	$-	$(2,687)
Interest and financing expenses	$(216)	$(209)	$(169)	$-	$(55)	$-	$-	$(15)	$(287)	$(951)
Gain (loss) on sale of assets	$-	$(25)	$(2)	$-	$(121)	$-	$-	$53	$1,093	$998
Investment and other (expenses) income	$(1,163)	$1,132	$(3,536)	$52	$(7,804)	$(1,107)	$88	$(197)	$10,565	$(1,970)
Foreign exchange gains (losses)	$(495)	$(860)	$(626)	$16	$12,604	$(1,426)	$840	$258	$(16,458)	$(6,147)
Gain (loss) on commodity and foreign currency contracts	$(1,127)	$(2,657)	$(338)	$-	$-	$-	$-	$-	$2,503	$(1,619)
Writedown on a mining asset	-	-	(15,117)	-	-	-	-	-	-	(15,117)
Income (loss) before income taxes	$12,223	$11,132	$(15,607)	$375	$41,324	$12,279	$612	$817	$(14,123)	$49,032
Net income (loss) for the year	$8,225	$6,335	$(12,227)	$375	$30,189	$5,863	$(471)	$436	$(14,123)	$24,602
Capital expenditures	$13,472	$18,809	$5,295	$1,207	$1,835	$11,929	$134,826	$56,196	$231	$243,800
Segment assets	$66,161	$107,085	$27,386	$1,480	$179,621	$49,629	$316,929	$98,443	$26,649	$873,383
Long-lived assets	$55,552	$89,665	$-	$536	$136,034	$30,123	$296,319	$86,885	$1,947	$697,061

	For twelve months ended December 31, 2007
	Peru				Mexico		Argentina	Bolivia	Other
	Huaron	Morococha	Quiruvilca	Peru Office	Alamo Dorado	La Colorada	Manantial Espejo	San Vicente		Total
Sales to external customers	$69,930	$82,366	$37,374	$-	$43,579	$57,239	$-	$10,576	$-	$301,064
Depreciation and amortization	$(2,902)	$(4,314)	$(821)	$(96)	$(12,447)	$(7,422)	$-	$(911)	$(79)	$(28,992)
Exploration and project development	$-	$(445)	$434	$(397)	$(678)	$(1,344)	$(194)	$6	$(744)	$(3,362)
Accretion of asset retirement obligation	$(550)	$(483)	$(1,143)	$-	$(370)	$(314)	$-	$-	$-	$(2,860)
Interest and financing expenses	$(171)	$(216)	$(170)	$-	$-	$-	$-	$-	$(103)	$(660)
Gain (loss) on sale of assets	$-	$(86)	$-	$(4)	$18	$(3)	$-	$-	$12,500	$12,425
Investment and other (expenses) income	$11	$2,220	$(458)	$151	$481	$(57)	$87	$148	$2,418	$5,001
Foreign exchange gains (losses)	$151	$(438)	$-	$78	$(17)	$(80)	$(286)	$60	$1,460	$928
Gain on commodity and foreign currency contracts	$134	$208	$65	$-	$-	$-	$-	$-	$4,938	$5,345
Income (loss) before income taxes	$27,832	$29,021	$12,116	$518	$1,998	$12,880	$(393)	$1,988	$22,505	$108,465
Net income for the year	$19,836	$19,078	$8,797	$482	$2,298	$10,723	$2,520	$3,364	$21,762	$88,860
Capital expenditures	$9,896	$13,636	$4,438	$631	$10,978	$8,948	$55,233	$11,550	$8,105	$123,415
Segment assets	$11,076	$102,819	$88,073	$1,567	$204,437	$49,001	$185,849	$40,752	$79,329	$762,903
Long-lived assets	$8,572	$74,786	$47,706	$404	$163,447	$25,633	$150,739	$27,516	$1,481	$500,284

(1) Included in Other is the acquired Aquiline group segment as described in Note 3.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

	December 31
Product Revenue	2009	2008	2007
Silver / doré	$215,562	$131,160	$79,038
Zinc concentrate	46,378	40,335	60,365
Lead concentrate	73,295	81,234	73,825
Copper concentrate	128,104	88,341	92,423
Silver pyrites	754	2,435	3,264
Royalties	(9,281)	(4,905)	(7,851)
Total	$454,812	$338,600	$301,064

The Company has 15 customers that account for 100% of the concentrate and doré sales revenue.  The Company has 4 customers that accounted for 25%, 22%, 16% and 15% of total sales in 2009, and 4 customers that accounted for 22%, 16%, 14% and 13% of total sales in 2008.  The loss of certain of these customers or curtailment of purchases by such customers could have a material adverse affect on the Company’s results of operations, financial condition, and cash flows.

17.	Commitments and Contingencies

General

The Company is subject to various investigations, claims and legal and tax proceedings covering matters that arise in the ordinary course of business activities. Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company.  Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.

Purchase Commitments

The Company had no purchase commitments other than those commitments described in Note 5.

Credit Facility

In 2008, Pan American entered into a $70 million revolving credit facility (“the Facility”) with Scotia Capital and Standard Bank Plc (“the Lenders”). The purpose of the Facility is for general corporate purposes, including acquisitions. The Facility, which is principally secured by a pledge and lien of Pan American’s equity interests in its material subsidiaries, has a term of four years. The interest margin on drawings under the Facility ranges from 1.25% to 2.00% over LIBOR, based on the Company’s net debt to Earnings Before Interest, Tax, Depreciation, and Amortization (“EBITDA”) ratio. Pan American has agreed to pay a commitment fee of between 0.55% and 0.375% on undrawn amounts under the Facility, depending on the level of drawings and the Company’s net debt to EBITDA ratio.  Pan American has the ability to increase the Facility amount to $100 million by receiving additional commitments from one or more banks acceptable to the Lenders.  The Company has made no drawings under this Facility.

Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and are generally becoming more restrictive.  The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Estimated future reclamation costs are based principally on legal and regulatory requirements. As of December 31, 2009 and December 31, 2008, $62.8 million and $57.3 million, respectively, were accrued for reclamation costs relating to mineral properties in accordance with CICA Section 3110, “Asset Retirement Obligations”. See Note 11.

Royalty Agreements and Participation Agreements

The Company has royalty agreements on certain mineral properties entitling the owners of the property to net smelter return royalties ranging from 1% to 3%.  Under a participation agreement with COMIBOL, the Bolivian state mining company, the Company is obligated to pay a participation fee of 37.5% of the operating cash flow from the San Vicente mine after recovery of its capital investment.

Income Taxes

The Company operates in numerous countries around the world and accordingly it is subject to, and pays annual income taxes under the various income tax regimes in the countries in which it operates.  Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country.  The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due.  The tax rules and regulations in many countries are highly complex and subject to interpretation.  From time to time the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.

Capital Leases

The following is a schedule of future minimum lease payments classified as capital leases at December 31, 2009 together with the balance of the obligation under the capital lease as identified in Note 10:

Year ending December 31	Capital Leases
2010	$620
2011	39
2012	10
Total future minimum payments	669
Less amount representing interest	(23)
Present value of leases	$646

Other Legal Matters

The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities, many of them relating to ex-employees.  Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company.  The Company establishes provisions for matters that are probable and can be reasonably estimated, included within current liabilities, and amounts are not considered material.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

Title Risk

Although the Company has taken steps to verify title to properties in which it has an interest, these procedures do not guarantee the Company’s title. Property title may be subject to, among other things, unregistered prior agreements or transfers and may be affected by undetected defects.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

18.	Income Taxes

Income taxes:

	December 31
	2009	2008	2007
Current income taxes	$25,643	$21,220	$21,053
Future income taxes	2,113	3,210	(1,448)
Provision for income taxes	$27,756	$24,430	$19,605

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes and non-controlling interest.  These differences result from the following items:

	December 31
	2009	2008	2007
Income before taxes and non-controlling interest	90,851	49,797	111,570
Statutory tax rate	30.0%	31.0%	34.1%
Expected tax expense based on above rates	$27,255	$15,437	$38,045
Increase (decrease) due to:
Non-deductible expenses	1,524	687	1,005
Realization of future tax asset not previously recognized	(2,638)	-	(5,202)
Tax benefit / (provision) not recognized when arose	(791)	4,261	(4,498)
Foreign tax rate differences	(726)	(1,696)	(7,578)
Effect of minimum tax	519	1,963	-
Other	2,613	3,778	(2,167)
	$27,756	$24,430	$19,605

The tax effect of each type of item that gives rise to the Company’s future income tax assets and liabilities have been determined and are set out in the table below:  The Company has recorded a valuation allowance against the value of certain potential tax assets for which the likelihood of realization is not more likely than not.

	2009	2008
Excess of tax value of capital assets over book value	$5,561	$5,818
Deductible temporary differences and other	25,604	24,365
Canadian resource pools	3,252	2,497
Non-capital loss carry forward	24,529	22,173
Capital losses and other	2,460	2,665
Total future income tax asset	61,406	57,518
Less: valuation allowance	(32,243)	(19,936)
Net future income tax asset	29,163	37,582
Excess of book value of capital assets over tax value	(329,990)	(77,372)
Net future income tax liability	$(300,827)	$(39,790)

Presentation of the future income taxes on the Consolidated Balance Sheets is as follows:

	2009	2008
Current future income tax assets	$4,993	$5,602
Long-term future income tax liabilities	(305,820)	(45,392)
	$(300,827)	$(39,790)

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

At December 31, 2009 the Company has non-capital losses available for tax purposes:

	Amount	Expiry
Canada	$73,252	2010-2027
Argentina	$3,595	2010-2014
Bolivia	$12,530	2010-2014

19.	Related Party Transactions

During the year ended December 31, 2009, a private company controlled by a director of the Company was paid approximately $0.2 million (2008-$0.2 million, 2007-$0.1 million) for consulting services.  These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

20.	Differences between Canadian and United States Generally Accepted Accounting Principles

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).  Material differences between Canadian GAAP and US GAAP and their effect on the Company’s consolidated financial statements are summarized in the following tables.

	December 31, 2009
Consolidated Balance Sheets	Total assets	Total liabilities	Non-Controlling Interest	Equity

Reported under Canadian GAAP	$1,848,609	$489,563	$15,256	$1,343,790
Amortization of mineral property (a)	(1,046)	(293)	-	(753)
Increase in depletion expense (b)	(16,540)	(5,818)	-	(10,722)
Startup revenues and expenses (c)	681	197	-	484
Reclassification of share purchase warrants (d)	-	43,919	-	(43,919)
Reclassification of stock based compensation (e)	-	2,943	-	(2,943)
Purchase accounting under business combinations (f)	13,357	(5,882)	30,162	(10,923)
Reclassification of non-controlling interest (g)	-	-	(45,418)	45,418

Reported under US GAAP	$1,845,061	$524,629	$-	$1,320,432

	December 31, 2008
Consolidated Balance Sheets	Total assets	Total liabilities	Non-Controlling Interest	Equity

Reported under Canadian GAAP	$873,383	$181,996	$5,746	$685,641
Amortization of mineral property (a)	(1,271)	(356)	-	(915)
Increase in depletion expense (b)	(16,251)	(5,713)	-	(10,538)
Startup revenues and expenses (c)	681	197	-	484
Reclassification of non-controlling interest (g)	-	-	(5,746)	5,746

Reported under US GAAP	$856,542	$176,124	$-	$680,418

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

	December 31, 2009
Consolidated Statement of Equity	Share Capital	Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Non Controlling Interest	Total

Reported under Canadian GAAP	$1,206,647	$47,293	$88,232	$1,618	$-	$1,343,790
Amortization of mineral property (a)	-	-	(753)	-	-	(753)
Increase depletion expense (b)	-	-	(10,722)	-	-	(10,722)
Startup revenues and expenses (c)	-	-	484	-	-	484
Reclassification of share purchase warrants (d)	-	(40,944)	(2,975)	-	-	(43,919)
Reclassification of stock based compensation (e)	-	(1,657)	(1,286)	-	-	(2,943)
Acquisition related costs (f)			(10,923)			(10,923)
Reclassification of NCI (g)	-	-	-	-	45,418	45,418
Reported under US GAAP	$1,206,647	$4,692	$62,057	$1,618	$45,418	1,320,432

	December 31, 2008
Consolidated Statement of Equity	Share Capital	Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Non Controlling Interest	Total

Reported under Canadian GAAP	$655,517	$4,122	$26,234	$(232)	$-	685,641
Amortization of mineral property (a)	-	-	(915)	-	-	(915)
Debt issue costs (j)	-	3,273	(3,273)	-	-	-
Increase depletion expense (b)	-	-	(10,538)	-	-	(10,538)
Startup revenues and expenses (c)	-	-	484	-	-	484
Reclassification of NCI (g)	-	-	-	-	5,746	5,746
Reported under US GAAP	$655,517	$7,395	$11,991	$(232)	$5,746	680,418

	December 31, 2007
Consolidated Statement of Equity	Share Capital	Contributed Surplus	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income (loss)	Non Controlling Interest	Total

Reported under Canadian GAAP	$592,402	$14,233	$1,632	$(8,650)	$-	$599,617
Amortization of mineral property (a)	-	-	(1,105)	-	-	(1,105)
Debt issue costs (j)	-	3,273	(3,273)	-	-	-
Increase depletion expense (b)	-	-	(8,405)	-	-	(8,405)
Startup revenues and expenses(c)	-	-	484	-	-	484
Reclassification of NCI (g)	-	-	-	-	5,486	5,486
Reported under US GAAP	$592,402	$17,506	$(10,667)	$(8,650)	$5,486	$596,077

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

	December 31
Consolidated Statement of Operations	2009	2008	2007

Net income reported under Canadian GAAP	$61,998	$24,602	$88,860
Amortization of non-producing property (a)	162	189	(1)
Increase in depletion expense (b)	(183)	(2,133)	(921)
Startup revenues and expenses (c)	-	-	484
Reclassification of share purchase warrants (d)	(2,975)	-	-
Reclassification of stock based compensation (e)	(1,287)	-	-
Acquisition related costs (f)	(10,923)	-	-

Net income reported under US GAAP	$46,792	$22,658	$88,422

Consolidated Statements of Operations	2009	2008	2007
(Under US GAAP)
Revenue	$454,812	$338,600	$302,702
Expenses
Operating (c)	245,637	199,032	168,413
General and Administrative (e)	13,538	10,435	9,522
Depreciation, depletion, and amortization (a), (b)	83,233	49,445	30,617
Asset retirement and reclamation	2,998	2,687	2,860
Exploration and project development (f)	20,857	5,494	3,362
Other expense	-	4,674	-
(Gain) on sale of assets	220	(998)	(12,425)
Doubtful accounts provision	4,375	-	-
Write-down of assets	-	15,117	-
	370,858	285,886	202,349
Income before the under noted	83,954	52,714	100,353
Investment and other income	(1,467)	2,704	5,929
Interest and financing expense	(4,292)	(951)	(660)
Gain (loss) on commodity and foreign currency contracts	1,918	(1,619)	5,345
Gain (loss) on derivatives (d)	(3,492)	-	-
Foreign exchange loss	(1,018)	(6,147)	-
Income before income taxes	75,603	46,701	110,967
Income tax provision (h)	(27,714)	(23,278)	(19,440)
Net income for the year	$47,889	$23,423	$91,527
Net (income) for the year attributable to non-controlling interest	1,097	765	3,105
Net income for the year attributable to common shareholders	$46,792	$22,658	$88,422

Earnings per share
Basic	$0.53	$0.28	$1.16
Diluted	$0.53	$0.28	$1.12

Weighted average number of common shares outstanding
Basic	87,578	80,236	76,453
Diluted	87,751	80,773	79,174

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

	December 31
Consolidated summarized statement of cash flows	2009	2008	2007

Cash flow provided by operating activities, Canadian GAAP	$115,968	$92,985	$67,361
Business combination transaction expenses (f) and, net adjustments (a), (b), (d), (e)	(3,341)	-	-
Cash flow provided by operating activities, US GAAP	$112,627	$92,985	$67,361
Cash flow used in investing activities, Canadian GAAP	$(146,342)	$(168,822)	$(99,489)
Business combination transaction expenses (f)	3,341	-	-
Cash flow used in investing activities US GAAP	$(143,001)	$(168,822)	$(99,489)

Cash flow provided by financing activities, Canadian and US GAAP	$104,059	$50,711	$3,696

Increase (decrease) in cash flow under US GAAP	$73,685	$(25,126)	$(28,432)

a.	Mineral Property Expenditures

Under Canadian GAAP capitalized costs related to non-producing mineral properties are only amortized after the commencement of operations.  Prior to 2004, under US GAAP, the Company accounted for mineral rights as intangible assets, and accordingly mineral rights were amortized on a straight-line basis over the life of the mineral rights.  This resulted in the Company recording amortization of $1.7 million during 2003 with respect to mining rights acquired in 2003.  The Emerging Issues Task Force (EITF) reached a consensus “Whether Mineral Rights are Tangible or Non-Tangible Assets”. The conclusion is that mineral rights are tangible assets and should be amortized over the productive life of the asset.  The Company has adopted this new guidance with effect from 2004 on a prospective basis.  The change has the effect of reducing amortization expense in the year ended December 31, 2004 by $1.7 million ($1.1 million net of income taxes). This change will have the effect of conforming Canadian GAAP to US GAAP.

b.	Depreciation and Depletion

Under Canadian GAAP, depletion expense is calculated in reference to proven and probable reserves and a portion of resources, whereas under US GAAP, depletion is calculated based on proven and probable reserves only.  During the year ended December 31, 2009, the Company calculated an increase of depletion of $0.2 (for 2008 –$2.1 million), with a corresponding increase to accumulated depletion.  In addition, future income tax liability would decrease by $0.1 million  (2008 –$0.8 million), with a corresponding decrease to income tax expense.

c.	Startup Revenue and Expenses

Under Canadian GAAP, revenues and expenditures during the pre-operating period are treated as part of the cost of capital asset.  Under US GAAP, all revenues and expense after completion of construction and during pre-operating will be recorded in the statement of operations.  The Company would have recorded the following under US GAAP:

2007
Sales	$1,638
Cost of sales	(616)
Depletion and amortization	(341)
Taxes	(197)
$484

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

d.	Share Purchase Warrants

For Canadian GAAP purposes, all of the Company’s outstanding share purchase warrants are classified and accounted for as equity in the Company’s consolidated financial statements.  In 2006, an interpretation of US GAAP, Accounting for Derivative Instruments and Hedging Activities, required that share purchase warrants with an exercise price denominated in a currency other than the Company’s functional currency be classified and accounted for as financial liabilities at their fair values with changes in fair values being included in net earnings.  For the year ended December 31, 2009, the net effect of reflecting the mark-to-market loss on these share purchase warrants was to reduce net earnings by $3.0 million.  The derivative liability relating to share purchase warrants at December 31, 2009 was $43.9 million.

e.	Stock Based Compensation

Share-based benefits have been valued at fair value using the Black-Scholes option pricing model for option grants and the grant date fair market value for stock awards.  Compensation amounts have been expensed over the applicable vesting period.    Under Statement of Financial Accounting Standard (SFAS) No. 123R “Share Based Payment” certain of these stock-based awards granted are considered liability instruments under US GAAP and would be measured at fair value at each reporting date.

f.	Business Combinations

Acquisition-related costs are excluded from the purchase price in a business combination and are expensed as incurred under US GAAP, effective January 1, 2009.  Under Canadian GAAP, such amounts are included in the purchase price.  In addition, the Non-Controlling Interest in a business combination is recorded at fair value.

g.	Non-Controlling Interest

Under Canadian GAAP, non-controlling interest is reported on a separate line of the Balance sheet.  For US GAAP non-controlling interest is part of Shareholders Equity.

In December 2007, the ASC guidance for non-controlling interests was updated to  establish accounting and reporting standards pertaining to (i) ownership interests in subsidiaries held by parties other than the parent (“non-controlling interest”), (ii) the amount of net income attributable to the parent and to the non-controlling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained non-controlling equity investment when a subsidiary is deconsolidated. If a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is measured at fair value and a gain or loss is recognized in net income based on such fair value. For presentation and disclosure purposes, the guidance requires non-controlling interests to be classified as a separate component of stockholders’ equity. The Company adopted the updated guidance on January 1, 2009. Except for presentation changes, the adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

h.	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years.  Under US GAAP, only enacted rates are used in the calculation of future income taxes.  This GAAP difference resulted in no difference in the financial position, results of operations or cash flows of the Company for the years presented.

As of January 1, 2007, the Company adopted, for US GAAP purposes, current Accounting Standards Codification (“ASC”) updated guidance on Accounting for Uncertainty in Income Taxes.  This guidance clarifies financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return.  Guidance is also provided on the derecognition of previously

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

recognized tax benefits and the classification of tax liabilities on the balance sheet.  The adoption of this interpretation did not have a material impact on the Company’s Consolidated Financial Statements.  The Company has not derecognized any tax benefits or recognized any changes in classification of tax liabilities in the year ending December 31, 2009.

i.	Other Comprehensive Income

The Company adopted CICA Section 1530 on January 1, 2007, which aligns treatment under US GAAP and Canadian GAAP for the reporting and display of the other comprehensive income (“OCI”) and its components.  The following table illustrates Other Comprehensive Income for the years ended December, 2009, 2008 and 2007 under US GAAP.

	2009	2008	2007
Net income under US GAAP	$46,792	$22,658	$88,422
Unrealized gain on available for sale securities	1,850	8,418	(8,803)
Comprehensive net income (loss) under US GAAP	$48,642	$31,076	$79,619

j.	Convertible Debentures

The ASC guidance for “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” requires that three types of financial instruments be reported as liabilities by their issuers.  Those types of instruments include: mandatory redeemable instruments, forward purchase contracts, written put options and other financial instruments not in the form of shares that either obligate the issuer to repurchase its equity shares and settle its obligation for cash or by transferring other assets; and certain financial instruments that include an obligation that may be settled in a variable number of equity shares, has a fixed or benchmark tied value at inception that varies inversely with the fair value of the equity shares.  Under Canadian GAAP certain convertible debentures have been accounted for in accordance with CICA Handbook Section 3860.  Application of this section results in the principal component of the debenture being treated as equity.  Under US GAAP, liabilities at December 31, 2009 would increase by $Nil million (December 31, 2008 - $Nil million) and shareholders’ equity would decrease by a corresponding amount.  Debt issue expenses of $3.3 million would be reclassified from shareholders’ equity to assets and would initially be amortized over a three-year period based on the outstanding balance of the debentures.  During 2009 debt issue costs were $Nil, during 2008 debt issue costs were $Nil. The Company converted the remaining convertible debentures in 2007.

k.	Pro Forma Information on Business Combinations (unaudited)

Under US GAAP guidance for “Business Combinations”, disclosure of certain pro forma information is required when one or more business combinations are completed. The following table presents the pro forma results of operations for informational purposes, assuming that the Company had acquired Aquiline Resources Inc. at the beginning of 2009.

2009
Revenues	$454,812
Net earnings	$8,559

Pro forma basic earnings per share	$0.10
Pro forma diluted earnings per share	$0.10

Pro forma information includes non-recurring deal transaction costs incurred during the year by Aquiline Resources of approximately $10 million relating to Pan American’s acquisition.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

l.	Recently Adopted Accounting Pronouncements

The Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities. The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. Relevant authoritative literature issued by the Securities and Exchange Commission (“SEC”) and select SEC staff interpretations and administrative literature was also included in the ASC. All other accounting guidance not included in the ASC is nonauthoritative. The ASC was effective for our interim quarterly period beginning July 1, 2009. The adoption of the ASC did not have an impact on our consolidated financial position, results of operations or cash flows.

Subsequent Events

In May 2009, the ASC guidance for subsequent events was updated to establish accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The update sets forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. We adopted the updated guidance for our interim period ended June 30, 2009. The adoption had no impact on our consolidated financial position, results of operations or cash flows.

Equity Method Investments

In November 2008, the ASC guidance for equity method and joint venture investments was updated to clarify the accounting for certain transactions and impairment considerations involving equity method investments. The intent is to provide guidance on: (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The updated guidance was effective for our fiscal year beginning January 1, 2009 and was applied prospectively. The adoption had no impact on our consolidated financial position or results of operations.

Equity-Linked Financial Instruments

In June 2008, the ASC guidance for derivatives and hedging when accounting for contracts in an entity’s own equity was updated to clarify the determination of whether an instrument (or embedded feature) is indexed to an entity’s own stock which would qualify as a scope exception from hedge accounting. The updated guidance was effective for our fiscal year beginning January 1, 2009. The adoption had no impact on our consolidated financial position or results of operations.

Accounting for Convertible Debt Instruments

In May 2008, the ASC guidance was updated for convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative. The update requires that the liability and equity components of convertible debt instruments within the scope be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This requires an allocation of convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component is reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

method. The updated guidance required retrospective application to all periods presented. The adoption had no impact on the Company’s consolidated financial position or results of operations

Accounting for the Useful Life of Intangible Assets

In April 2008, the ASC guidance for Goodwill and Other Intangibles was updated to amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of this update is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under guidance for business combinations. The updated guidance was effective for our fiscal year beginning January 1, 2009 and was applied prospectively to intangible assets acquired after the effective date. The adoption had no impact on our consolidated financial position, results of operations or cash flows.

Derivative Instruments

In March 2008, the ASC guidance for derivatives and hedging was updated for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. We adopted the updated guidance on January 1, 2009. The adoption had no impact on our consolidated financial position, results of operations or cash flows.

Business Combinations

In December 2007, the ASC guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provided disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

In April 2009, the guidance was updated to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This update is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009.

Non-Controlling Interests

In December 2007, the ASC guidance for non-controlling interests was updated to establish accounting and reporting standards pertaining to: (i) ownership interests in subsidiaries held by parties other than the parent (“non-controlling interest”), (ii) the amount of net income attributable to the parent and to the non-controlling interest, (iii) changes in a parent’s ownership interest, and (iv) the valuation of any retained non-controlling equity investment when a subsidiary is deconsolidated. If a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is measured at fair value and a gain or loss is recognized in net income based on such fair value. For presentation and disclosure purposes, the guidance requires non-controlling interests to be classified as a separate component of equity. We adopted the updated guidance on January 1, 2009 for US GAAP purposes.

Fair Value Accounting for Liabilities

In August 2009, the FASB issued updates to fair value accounting for liabilities.  These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique).  This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  These changes became effective for the Company’s financial statements for the year ended December 31, 2009.  The Company determined that the impact is not material to its consolidated financial statements.

Fair Value Accounting

The Company’s disclosure of fair value accounting as required under US GAAP has been incorporated in Note 5.

m.	Recent Accounting Pronouncements

Variable Interest Entities

In June 2009, the FASB issued ASC guidance that requires an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. This guidance also will require ongoing reassessments of the primary beneficiary of a VIE. The new guidance is effective for the Company’s fiscal year beginning January 1, 2010. The Company currently is evaluating the potential impact of adopting this statement on the Company’s consolidated financial position, results of operations and cash flows.

Transfers of Financial Assets

In June 2009, the ASC guidance, “Accounting for Transfers of Financial Assets”, was updated to require entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. The guidance eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. The updated guidance is effective for fiscal years beginning after November 15, 2009. Adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”.  This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company has not determined the impact that this update may have on its consolidated financial statements.

21.	Subsequent Events

During January 2010, the Company issued further common shares and share purchase warrants (1.7 million and 0.7 million, respectively) to bring its ownership interest in Aquiline Resources Inc. to 100% by January 22, 2010.  The final step of the acquisition was achieved through a Compulsory Acquisition.

The value ascribed to the shares and warrants issued in January 2010, was $47.5 million, bringing the total consideration paid to $591.1 million including the consideration paid in December 2009 as described in Note 3.  The valuation for the shares and consideration warrants issued used the same methodology as described in Note 3.

Pan American Silver Corp.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, 2007
(Tabular amounts are in thousands of U.S. dollars except number of options and per share amounts)

Also as referred to in Note 3, the counterparty to the Convertible Debenture indicated on February 25, 2010 that it has elected to convert its debenture with Pan American into an agreement to acquire an amount equal to 12.5% of the life of mine silver production from the Loma de La Plata zone of the Navidad project.

Lastly, on February 15, 2010, the Company announced that its Board of Directors has approved a semi-annual cash dividend to holders of its common shares. In conjunction with this approval, the Board declared its first cash dividend of $0.025 per common share to holders of record of its common shares as of the close of business on Friday, February 26, 2010.  Specific dates and amounts of future dividends will be determined by the Board on an ongoing basis.  The dividend paid to shareholders on or about March 12, 2010 was designated to be an eligible dividend for the purposes of the Income Tax Act (Canada).

625 Howe Street, Suite 1500
Vancouver, BC
Canada V6C 2T6

Tel: 604 684-1175
Fax: 604 684-0147

www.panamericansilver.com